Conference Call 3Q24-Results

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Sequential Volumes Recovery and Resilient Margin among 3Q24 Highlights Cement business Dispatches showed a significant sequential recovery. Although still below last year's levels, the worst of the recession is behind us. Financially, LOMA continues to display strong resilience, bolstered by effective cost control measures. As reported results Net revenues reached Ps. 180.7 billion, down 21.2% (US$ 185 million) Adjusted EBITDA stood at Ps. 43.3 billion, down 18.5% (US$ 55 million) Net Profit of Ps. 21.2 billion Consolidated Adjusted EBITDA margin reached 24.0%, with an expansion of 78 bps YoY from 23.2% Solid Balance sheet, with Net Debt of US$ 177 million, representing a Net Debt/LTM Adjusted EBITDA ratio of 1.03x Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2

• Macro & Industry context • Revenues and Volumes 3

Moving in the Right Direction. Significant Sequential Recovery, Still below YoY -9.9 10.4 5.0 -1.6 -3.8 3.5 3.0 -5.1 -1.7 1.6 0.9 20 20 20 21 20 22 20 23 20 24 e 20 25 e 20 26 e 1Q 24 2Q 24 3Q 24 e 4Q 24 e GDP Growth1 (YoY Growth, %) Ap r Fe b Ja n M ar M ay N ovJu n Au g D ec Se p O ct 2019 20222020 2021 2024 Monthly Industry Cement Sales3 (‘000 tons) 2023 3 -2 -12 -22 -25 -42 -37 -33 -35 -20 -26 0 -11 -13 -20 -23 -43 -36 -27 -33 -14 -26 -18 -20 O ct ’2 3 N ov ’2 3 D ic ’2 3 Ja n’ 24 Fe b’ 24 M ar ’2 4 Ap r’ 24 M ay ’2 4 Ju n’ 24 Ju l’2 4 Ag o’ 24 Se p’ 24 O ct ’2 4 ISAC Cement Industry Ju l Industry Cement Sales by Type3 (%) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Sep and Oct’ 24 : As of the date of this presentation, ISAC figures were not released 62% 38% Bag Bulk 4 4 +25% 3Q vs 2Q 4

Top line Contraction Decelerates Sequential Volume Recovery Narrows YoY Gap Revenue Performance: Cement, masonry & lime: decreased 21.0% YoY, with volumes contracting 17.1% coupled with a softer price performance Concrete: down 29.7% YoY. Volumes decreased 22.2% Railroad: decreased 4.7% YoY. Volumes down 7.0%, while the price had a positive dynamic Aggregates: decreased 42.4% YoY, with volumes down 28.7%, amid a challenging competitive scenario. 3Q24 3Q23 % Chg. Cement, masonry & lime MM Tn 1.44 1.74 -17.1% Concrete MM m3 0.12 0.15 -22.2% Railroad MM Tn 1.08 1.16 -7.0% Aggregates MM Tn 0.24 0.34 -28.7% 3Q24 3Q23 % Chg. 159,688 202,073 -21.0% 14,688 20,907 -29.7% 17,223 18,073 -4.7% 4,145 7,194 -42.4% Sales Volumes (1) Revenues (AR$ million) (2) Total Net Revenues 180,686 229,223 -21.2% (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5

• Business Performance 6

Gross Profit Margin Showed Slight Contraction Consolidated gross profit declined 23.5% YoY, with gross margin contraction of 69 bps to 22.6%. In the Cement Segment, tight cost control partially offset the softer top line performance, primarily due to the lower sales volumes, coupled with higher depreciation. The margin also expanded in the Railroad and Concrete segments, while Aggregates showed a significant contractions. SG&A decreased 12.9% YoY on the back of lower salaries and turnover tax due to lower sales. As a percentage of sales reached 9.2%, up 87 bps YoY. 53,306 40,774 3Q23 3Q24 Gross Profit & Margin 19,027 16,569 3Q23 3Q24 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 22.6%23.3% 8.3% 9.2% 7

53,113 43,279 3Q23 3Q24 Robust EBITDA Generation for the Quarter with Cost Control and Non-Core Businesses Supporting Margins Down 18.5% in 3Q24 when measured in Ps. 55 24.0Consolidated Adjusted EBITDA Million US$ Cons. Adj. EBITDA Margin % Up 78 bps. YoY By segments Cement, masonry cement and lime segment Adjusted EBITDA margin stood at 25.5%, contracting 20 bps YoY, where costs improvements partially offset lower top line Concrete Adjusted EBITDA expanded 355 bps and stood at 4.2% from 0.6% in 3Q23 Railroad Adjusted EBITDA margin expanded 840 bps YoY to 12.6% mainly explained by a positive price performance and lower costs. Aggregates Adjusted EBITDA margin dropped sharply to negative 17,0% from 4.8% in 3Q23 Adjusted EBITDA & Margin AR$ Million US$ million 23.2% Adjusted EBITDA Margin 24.0% 5566 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 8

• Bottom line • Financial performance 9

Net Profit breakdown: Adjusted EBITDA decreased by 18.5% YoY Total finance gain of Ps. 12.6 billion in 3Q24 compared to a net cost of Ps. 4.9 billion in 3Q23 Foreign exchange loss of Ps. 9.6 billion in 3Q24, compared to Ps. 51.1 billion loss in 3Q23, due to a slower pace of devaluation Gain on net monetary position was Ps. 34.5 billion in 3Q24 compared to Ps. 89.6 billion in 3Q23, mainly due to a lower passive position and a softer effect of inflation adjustments Net Financial expense stood at Ps. 12.3 billion compared to a Ps. 43.4 billion loss in the same period of 2023, primarily due to lower interest rate and lower debt position Net Profit Attributable to Owners of the Company in 3Q24 was Ps. 20.9 billion, down from Ps. 22.9 billion in 3Q23 22,861 20,929 3Q23 3Q24 Net Profit (Loss) Attributable to Owners AR$ Million -4,884 12,599 3Q23 3Q24 Finance Gain (Costs), net AR$ Million Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10 Operational Resilience and Financial Gain Support Net Profit

49 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. Cash position and Investments of Ps. 13.7 billion and total debt at Ps. 185.6 billion as of end of 3Q24 Net Debt of Ps. 171.9 billion (US$ 177 MM; down US$ 40 MM in the quarter) Net Debt/ LTM Adj. EBITDA ratio down to 1.03x in 3Q24 compared with 1.40x in FY23 In 3Q24, the cash generated in Operating Activities reached Ps. 63.6 billion from a generation of cash of Ps. 45.2 billion in 3Q23, mainly attributable to lower working capital needs during the quarter Capital expenditures of Ps. 17.4 billion in 3Q24, mainly due to maintenance capex and the 25kg bags project During the quarter, the company canceled the Class 1 Bond issued in pesos. Cash Flow Highlights amounts expressed in millions of pesos 3Q24 3Q23 Net cash generated by (used in) operating activities 63,570 45,154 Net cash used in investing activities (17,629) (13,321) Net cash (used in) generated by financing activities (34,767) (61,206) Cash and cash equivalents at the end of the period 13,718 64,610 US$ 77%Ps. 23% Debt by Currency Debt Maturity schedule (principal) US$ Million 14 4 75 65 Cash Position 4Q24 1Q25 2Q25 3Q25 44 0 2 4Q25 2026 Ps. USD US$ 191 MM 11 Robust Balance Sheet With Quarterly Deleveraging

2024 Outlook 12

Outlook Significant sequential improvement. However, the recovery is still in its early stages Loma has proven its resilience, delivering results even in very challenging scenarios. Positive evolution of key economic variables make us optimistic about the near future, where credit and FDI could play a significant role. The country has substantial growth potential waiting to be unlocked, and LOMA is prepared to support and accompany that journey. 13

Financial Tables 14

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 % Chg. 2024 2023 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 21,153 23,177 -8.7% 121,735 60,210 102.2% (+) Depreciation and amortization 17,875 18,025 -0.8% 46,751 51,389 -9.0% (+) Tax on debits and credits to bank accounts 1,821 2,455 -25.8% 5,092 7,246 -29.7% (+) Income tax expense 15,029 4,572 228.7% 74,647 20,111 271.2% (+) Financial interest, net 9,757 39,713 -75.4% 47,809 86,888 -45.0% (+) Exchange rate differences, net 9,570 51,104 -81.3% 30,650 88,817 -65.5% (+) Other financial expenses, net 2,578 3,650 -29.4% 16,431 11,597 41.7% (+) Gain on net monetary position (34,504) (89,582) -61.5% (222,407) (169,684) 31.1% Adjusted EBITDA 43,279 53,113 -18.5% 120,708 156,574 -22.9% Adjusted EBITDA Margin 24.0% 23.2% +78 bps 24.8% 24.1% +77 bps Three-months ended September 30, Nine-months ended September 30,

Balance Sheet As of September 30, As of December, 31 2024 2023 ASSETS Non-current assets Property, plant and equipment 969,733 971,878 Right to use assets 3,038 5,133 Intangible assets 2,655 3,196 Investments 64 64 Goodwill 641 641 Inventories 56,736 45,699 Other receivables 10,703 3,725 Total non-current assets 1,043,571 1,030,337 Current assets Inventories 166,065 154,181 Other receivables 18,789 43,839 Trade accounts receivable 49,737 45,858 Investments 5,793 3,448 Cash and banks 7,925 10,127 Total current assets 248,309 257,453 TOTAL ASSETS 1,291,881 1,287,790 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 245,724 245,880 Reserves 347,251 333,390 Retained earnings 121,628 13,860 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 714,603 593,131 Non-controlling interests 71 (36) TOTAL SHAREHOLDER'S EQUITY 714,674 593,095 LIABILITIES Non-current liabilities Borrowings 135,225 222,032 Accounts payables - - Provisions 8,824 13,590 Salaries and social security payables 199 1,062 Debts for leases 1,829 5,589 Other liabilities 556 963 Deferred tax liabilities 237,631 214,884 Total non-current liabilities 384,262 458,121 Current liabilities Borrowings 50,381 75,038 Accounts payable 70,778 115,416 Advances from customers 5,688 8,833 Salaries and social security payables 13,363 17,888 Other liabilities - Related companies - - Tax liabilities 44,788 5,949 Debts for leases 1,212 2,448 Other liabilities 6,735 11,002 Total current liabilities 192,945 236,574 TOTAL LIABILITIES 577,207 694,695 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 1,291,881 1,287,790

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended September 30,			Nine-months ended September 30,		
	2024	2023	% Change	2024	2023	% Change
Net revenue	180,686	229,223	-21.2%	485,991	650,629	-25.3%
Cost of sales	(139,911)	(175,918)	-20.5%	(365,422)	(489,589)	-25.4%
Gross Profit	**40,774**	**53,306**	**-23.5%**	**120,569**	**161,041**	**-25.1%**
Selling and administrative expenses	(16,569)	(19,027)	-12.9%	(48,440)	(57,866)	-16.3%
Other gains and losses	1,198	809	48.1%	1,828	2,010	-9.1%
Tax on debits and credits to bank accounts	(1,821)	(2,455)	-25.8%	(5,092)	(7,246)	-29.7%
Finance gain (cost), net						
Gain on net monetary position	34,504	89,582	-61.5%	222,407	169,684	31.1%
Exchange rate differences	(9,570)	(51,104)	-81.3%	(30,650)	(88,817)	-65.5%
Financial income	567	551	3.0%	1,155	11,176	-89.7%
Financial expenses	(12,902)	(43,914)	-70.6%	(65,395)	(109,660)	-40.4%
Profit (loss) before taxes	**36,182**	**27,749**	**30.4%**	**196,382**	**80,321**	**144.5%**
Income tax expense						
Current	(13,652)	5,485	n/a	(51,900)	(7,753)	569.5%
Deferred	(1,377)	(10,056)	-86.3%	(22,746)	(12,359)	84.1%
Net Profit (Loss)	**21,153**	**23,177**	**-8.7%**	**121,735**	**60,210**	**102.2%**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	20,929	22,861	-8.5%	121,628	60,646	100.6%
Non-controlling interests	224	315	-29.0%	107	(437)	n/a
NET PROFIT (LOSS) FOR THE PERIOD	**21,153**	**23,177**	**-8.7%**	**121,735**	**60,210**	**102.2%**
Earnings per share (basic and diluted):	**35.8696**	**39.1868**	**-8.5%**	**208.4535**	**103.9400**	**100.6%**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2024 2023 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 21,153 23,177 121,735 60,210 Adjustments to reconcile net profit (loss) to net cash provided by operating activities 17,177 18,878 (20,765) 71,834 Changes in operating assets and liabilities 25,240 3,099 (29,746) (13,440) Net cash generated by (used in) operating activities 63,570 45,154 71,225 118,603 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. - 308 - 1,309 Property, plant and equipment, Intangible Assets, net (17,444) (13,475) (47,004) (35,675) Contributions to Trust (185) (153) (637) (957) Net cash used in investing activities (17,629) (13,321) (47,641) (35,323) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid (34,767) (7,007) (15,253) 155,727 Dividends paid - (54,199) - (175,038) Share repurchase plan - - (551) - Net cash generated by (used in) by financing activities (34,767) (61,206) (15,804) (19,311) Net increase (decrease) in cash and cash equivalents 11,174 (29,372) 7,780 63,969 Cash and cash equivalents at the beginning of the year 3,454 100,370 13,575 30,828 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (1,013) (8,821) (8,183) (35,566) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 104 2,432 546 5,379 Cash and cash equivalents at the end of the period 13,718 64,610 13,718 64,610 Nine-months ended September 30,Three-months ended September 30,

IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations investorrelations@lomanegra.com Thank you!